SUPPLEMENT DATED FEBRUARY 6, 2007 (TO PROSPECTUS DATED AUGUST 8, 2003)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-107836

Common Stock

This Supplement should be read in conjunction with the Preliminary Prospectus, dated August 8, 2003, contained in Registration Statement No. 333-107836 (the “Registration Statement”) of Discovery Laboratories, Inc., as amended and supplemented by (i) the Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2003, including the Preliminary Prospectus, dated August 20, 2003, contained therein, and including the exhibits thereto, (ii) the Prospectus Supplement, dated April 16, 2004, filed with the Commission on April 16, 2004, (iii) the Prospectus Supplement, dated May 9, 2005, filed with the Commission on May 9, 2005, (iv) the Prospectus Supplement, dated February 17, 2006, filed with the Commission on February 17, 2006, (v) the Prospectus Supplement, dated March 21, 2006, filed with the Commission on March 21, 2006, and (vi) the Prospectus Supplement, dated April 7, 2006, filed with the Commission on April 7, 2006.

Oppenheimer Discovery Fund, Kane & Co., and Oppenheimer Emerging Growth Fund each have assigned their Class A Investor Warrants to purchase 123,908 shares, 880 shares, and 6,800 shares of our common stock respectively, to E*Trade Clearing, LLC. Accordingly, the Selling Stockholder table contained in the Prospectus, as amended and supplemented, is further amended, as set forth below, by (i) deleting each of the entries for Oppenheimer Discovery Fund, Kane & Co., and Oppenheimer Emerging Growth Fund and (ii) adding an entry for E*Trade Clearing, LLC.

Our common stock, par value $.001 per share, is listed on the Nasdaq Global Market under the symbol “DSCO”. On February 5, 2007, the closing sale price for the common stock, as reported on the Nasdaq National Market, was $2.48 a share.

The information appearing in the following table supplements or supersedes in part the information in the table under the heading “Selling Stockholders” in the Preliminary Prospectus, dated August 20, 2003, as amended and supplemented.

SELLING STOCKHOLDERS

Name	Number of Shares of common stock, not including Warrants, Beneficially Owned	Number of Shares represented by Warrants Beneficially Owned	Total Number of Shares of common stock Beneficially Owned +	Percentage Beneficially Owned Before Offering	Number of Shares to be Offered for the Account of Selling Stockholders	Number of Shares to be Owned after this Offering	Percentage to be Beneficially Owned After this Offering
E*Trade Clearing, LLC	0	131,588	131,588	–	131,588	0	*
______________
* Less than 1%.

+ The information contained in this table reflects “beneficial” ownership of common stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership information reflected in the table includes shares of common stock issuable upon the exercise of outstanding warrants.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on Page 8 of the Preliminary Prospectus, dated August 8, 2003, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Please keep this supplement with your Prospectus.